Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 19, 2013 (except for the effects on the financial statements of the restatement described in Note 1, as to which the date is December 17, 2013) in Amendment No. 6 to the Registration Statement (Form S-1 No. 333-189366) and related Prospectus of The New Home Company LLC for the registration of its common stock.

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 19, 2013 with respect to the consolidated financial statements and schedules of LR8 Investors, LLC included in Amendment No. 6 to the Registration Statement (Form S-1 No. 333-189366) and related Prospectus of The New Home Company LLC for the registration of its common stock.

/s/ Ernst & Young LLP

Irvine, California

December 17, 2013